Exhibit 21.1

SUBSIDIARIES

Agentase, LLC (PA)

Amphitech Holdings Corp. (DE)

Amphitech Systems, Inc. (CANADA)

a/k/a ICx Radars

DAQ Electronics, Inc.(NJ)

Security 2000, Inc. (NJ)

GHC Technologies, Inc. (CA)

Griffin Analytical Technologies, Inc. (IN)

ICx Cryogenics, Inc. (DE)

ICx Imaging Systems f/k/a Digital Imaging Infrared (DE)

ICx Photonics f/k/a Ion Optics, Inc. (DE)

ICx Radiation, Inc. (TN)

ICx Radiation Gmbh (Germany)

ICx Surveillance Canada, Inc. (DE)

360 Surveillance Inc. (Canada)

Chilkoot Design Ltd. (Canada)

Davidson Technologies Ltd. (Canada)

PBA Engineering Ltd. (Canada)

Peter Boudreau & Associates Ltd. (Canada)

ICx Tactical Platforms f/k/a New Heights Manufacturing Inc. (GA)

ICx Transportation Group, Inc. (DE)

MesoSystems Technology Inc. (WA)

Nomadics, Inc. (OK)

Engius, LLC (OK)

Strala Materials, Inc.(OK)

Nanomadics, Inc.(OK)

VigiLink Corporation (OK)

Sensor Technologies and Systems, Inc. (AZ)

a/k/a ICx Radars